Exhibit 99.1

Investor Relations inquiries:	News Media inquiries:
Lee Fishman	Keoni Wagner
Matson, Inc.	Matson, Inc.
510.628.4227	510.628.4534
lfishman@matson.com	kwagner@matson.com

FOR IMMEDIATE RELEASE

MATSON announces PRELIMINARY 1q21 results, provides business update and announces 1q21 earnings call date

●	Expects 1Q21 operating income for Ocean Transportation to be $110.0 to $115.0 million vs. $7.9 million in 1Q20
●	Expects 1Q21 operating income for Logistics to be approximately $6.0 million vs. $5.1 million in 1Q20
●	Expects 1Q21 net income and diluted EPS to be $80.0 to $85.0 million and $1.83 to $1.93, respectively
●	Year-over-year increase in consolidated operating income driven primarily by China service strength
●	Announces first quarter earnings call date on April 27, 2021

HONOLULU, Hawaii (April 15, 2021) – Matson, Inc. (NYSE: MATX) today announces preliminary first quarter financial results, provides a business update and announces that its first quarter earnings call date will be held on April 27, 2021.

“Matson is off to a strong start to 2021 with continued solid performance in both Ocean Transportation and Logistics,” said Chairman and Chief Executive Officer Matt Cox. “Within Ocean Transportation, our China service continued to see significant demand for its CLX and CLX+ expedited ocean services as volume for e-commerce and other high demand goods remained elevated, which resulted in very strong pre- and post-Lunar New Year volumes. Our financial performance in the China service was the primary driver of the increase in consolidated operating income year-over-year. Currently, significant supply chain congestion continues, particularly at the California ports, and these conditions will most likely persist through the second quarter and into the traditional peak season. We also expect demand in the Transpacific tradelane to remain favorable as elevated consumption trends, including heightened e-commerce activity, are expected to continue beyond the second quarter. Consequently, we expect significant demand for our expedited CLX and CLX+ services to remain throughout the peak season into late October.”

Mr. Cox added, “In our other core tradelanes, we continued to see steady demand for sustenance and home improvement goods with higher year-over-year volumes. Logistics operating income increased year-over-year as a result of continued elevated goods consumption and inventory restocking in addition to favorable supply and demand fundamentals in our core markets. As a result, Matson expects first quarter operating income for Ocean Transportation of $110.0 to $115.0 million and Logistics operating income of approximately $6.0 million. We also expect first quarter 2021 net income and diluted EPS to be $80.0 to $85.0 million and $1.83 to $1.93, respectively.”

First Quarter Tradelane Volume (Forty-foot equivalent units (FEU)) (1)(2):

For the three months ended March 31, 2021 compared to the three months ended March 31, 2020 and on a FEU basis:

●	Hawaii container volume increased 0.6 percent primarily due to higher demand for sustenance and home improvement goods, partially offset by one less westbound sailing and lower tourism activity as a result of the pandemic;
●	Alaska volume decreased 4.9 percent due to lower northbound volume primarily due to one less sailing this year and volume related to a competitor’s dry-docking in the year ago period and lower southbound volume, partially offset by volume from the Alaska-to-Asia Express service. Normalizing for the one less sailing this year and volume related to a competitor’s dry-docking in the year ago period, Alaska volume increased modestly;
●	China volume was 218.6 percent higher primarily due to volume from the CLX+ service in addition to higher volume on the CLX service as a result of our increased capacity in the tradelane;
●	Guam volume was 2.0 percent higher primarily due to higher demand for sustenance and home improvement goods, partially offset by lower tourism activity as a result of the pandemic; and
●	Other containers volume decreased 2.4 percent.

(1)	Approximate volumes included for the period are based on the voyage departure date, but revenue and operating income are adjusted to reflect the percentage of revenue and operating income earned during the reporting period for voyages in transit at the end of each reporting period.
(2)	Other containers includes containers from services in various islands in Micronesia and the South Pacific, and Okinawa, Japan.

A slide presentation that accompanies this press release is available on the Company's website at www.matson.com, under Investors.

Teleconference and Webcast

A conference call is scheduled on April 27, 2021 at 4:30 p.m. ET when Matt Cox, Chairman and Chief Executive Officer, and Joel Wine, Executive Vice President and Chief Financial Officer, will discuss Matson’s first quarter results.

Date of Conference Call:	Tuesday, April 27, 2021
Scheduled Time:	4:30 p.m. ET / 1:30 p.m. PT / 10:30 a.m. HT
Participant Toll Free Dial-In #:	1-877-312-5524
International Dial-In #:	1-253-237-1144

The conference call will be broadcast live along with an additional slide presentation on the Company’s website at www.matson.com, under Investors. A replay of the conference call will be available approximately two hours after the call through May 4, 2021 by dialing 1-855-859-2056 or 1-404-537-3406 and using the conference number 7354223. The slides and audio webcast of the conference call will be archived for one full quarter on the Company's website at www.matson.com, under Investors.

About the Company

Founded in 1882, Matson (NYSE: MATX) is a leading provider of ocean transportation and logistics services. Matson provides a vital lifeline to the domestic non-contiguous economies of Hawaii, Alaska, and Guam, and to other island economies in Micronesia. Matson also operates two premium, expedited services from China to Long Beach, California, provides service to Okinawa, Japan and various islands in the South Pacific, and operates an international export service from Dutch Harbor to Asia. The Company's fleet of owned and chartered vessels includes containerships, combination container and roll-on/roll-off ships and custom-designed barges. Matson Logistics, established in 1987, extends the geographic reach of Matson’s transportation network throughout the continental U.S. Its integrated, asset-light logistics services include rail intermodal, highway brokerage, warehousing, freight consolidation, Asia supply chain services, and forwarding to Alaska. Additional information about the Company is available at www.matson.com.

Forward-Looking Statements

Statements in this news release that are not historical facts are “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation those statements regarding operating income, net income, earnings per share, demand for expedited CLX and CLX+ services, supply and demand dynamics in the Transpacific tradelane, supply chain congestion, consumption trends, and economic growth and drivers in Hawaii, Alaska and Guam. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement, including but not limited to risks and uncertainties relating to repeal, substantial amendment or waiver of the Jones Act or its application, or our failure to maintain our status as a United States citizen under the Jones Act; regional, national and international economic conditions; new or increased competition or improvements in competitors’ service levels; fuel prices, our ability to collect fuel-related surcharges and/or the cost or limited availability of low-sulfur fuel; delays or cost overruns related to the installation of scrubbers; our relationship with vendors, customers and partners and changes in related agreements; the actions of our competitors; our ability to offer a differentiated service in China for which customers are willing to pay a significant premium; the imposition of tariffs or a change in international trade policies; the magnitude and timing of the impact of public health crises, including COVID-19; any unanticipated dry-dock or repair expenses; any delays or cost overruns related to the modernization of terminals; consummating and integrating acquisitions; changes in general economic and/or industry-specific conditions; competition and growth rates within the logistics industry; freight levels and increasing costs and availability of truck capacity or alternative means of transporting freight; changes in relationships with existing truck, rail, ocean and air carriers; changes in customer base due to possible consolidation among customers; conditions in the financial markets; changes in our credit profile and our future financial performance; our ability to obtain future debt financings; continuation of the Title XI and CCF programs; the impact of future and pending legislation, including environmental legislation; government regulations and investigations; relations with our unions; satisfactory negotiation and renewal of expired collective bargaining agreements without significant disruption to Matson’s operations; war, terrorist attacks or other acts of violence; the use of our information technology and communication systems and cybersecurity attacks; and the occurrence of marine accidents, poor weather or natural disasters. These forward-looking statements are not guarantees of future performance. This release should be read in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2020 and our other filings with the SEC through the date of this release, which identify important factors that could affect the forward-looking statements in this release. We do not undertake any obligation to update our forward-looking statements.